Exhibit (a)(1)(K)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	LeapFrog Enterprises, Inc.
Re:	Rejected Notice of Withdrawal Under Exchange Offer

Unfortunately, your Notice of Withdrawal regarding our exchange offer was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s):):                                         . If you wish to withdraw your previously delivered Election Form and Eligible Option Information Sheet, please complete and sign the attached Notice of Withdrawal and deliver it to LeapFrog so that it is received before 12:00 noon, Pacific Time, on June 9, 2008 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

LeapFrog Enterprises, Inc.

6401 Hollis Street

Emeryville, California 94608

Attention: Margaret Rozowski, Stock Plan Administrator

Phone: (510) 420-5365

By Facsimile

LeapFrog Enterprises, Inc.

Attention: Margaret Rozowski, Stock Plan Administrator

Facsimile: (510) 420-5004

By Hand or Interoffice Mail

Attention: Margaret Rozowski, Stock Plan Administrator

By Email (By PDF or similar imaged document file)

stockplans@leapfrog.com

If we do not receive a properly completed and signed Notice of Withdrawal from you before the expiration of the exchange offer at 12:00 noon, Pacific Time, on June 9, 2008, all eligible option grants currently tendered by you will be cancelled for exchange.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Margaret Rozowski, Stock Plan Administrator, at 6401 Hollis Street, Emeryville, California 94608 or by calling (510) 420-5365 or sending an email to stockplans@leapfrog.com.